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PHIL LYNCH	JAY KOVAL
VICE PRESIDENT	VICE PRESIDENT
DIRECTOR CORPORATE COMMUNICATIONS	DIRECTOR INVESTOR
AND PUBLIC RELATIONS	RELATIONS
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BROWN-FORMAN SHAREHOLDERS CELEBRATE EXCEPTIONAL YEAR IN FISCAL 2015
Directors Elected; Dividend Declared

LOUISVILLE, KY, JULY 23, 2015 - Brown-Forman Corporation’s shareholders met today at the regularly scheduled annual meeting of shareholders and celebrated the company’s results in fiscal 2015, an exceptional year, according to Chief Executive Officer Paul Varga.

Varga informed shareholders that the company’s growth in underlying net sales and operating income again significantly outpaced the industry competitive set. He cited excellent geographic breadth and diversification, as well as the strength of Brown-Forman’s American whiskey portfolio as the prominent drivers of the company’s superior underlying performance.

“At a time when consumer interest in authentic American whiskey continues to rise, we feel fortunate to have one of the best whiskey portfolios in the world, led by the iconic Jack Daniel’s trademark,” stated Varga. He also highlighted the company’s collaborative and caring culture as a major contributing factor to Brown-Forman’s consistent and comprehensive success.

During the meeting, shareholders elected the following people to serve on the company’s Board of Directors for the coming year: Joan C. Lordi Amble; Patrick Bousquet-Chavanne; Geo. Garvin Brown IV; Martin S. Brown, Jr.; Stuart R. Brown; Bruce L. Byrnes; John D. Cook; Sandra A. Frazier; Augusta Brown Holland; Michael J. Roney; Michael A. Todman; Paul C. Varga; and James S. Welch, Jr.
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Geo. Garvin Brown IV, chairman of the Board of Directors, presided over the annual meeting.  He thanked the company's shareholders for their continued support and congratulated Paul Varga, his leadership team, and all other Brown-Forman employees for their contributions to another year of outstanding results in fiscal 2015.

Brown also welcomed two new members to the Board of Directors: Stuart R. Brown and Augusta Brown Holland, who joined the Board in May of 2015 and attended their first annual shareholders’ meeting today as directors. Both are fifth generation descendants of George Garvin Brown, who founded Brown-Forman in 1870. They join three other fifth generation family directors, Sandra A. Frazier, Martin S. Brown, Jr., and Geo. Garvin Brown. The Brown family has controlled a majority of the voting stock of the company since its founding.

Dace Brown Stubbs, the last member of the family’s fourth generation to serve on the board, chose not to stand for re-election after 16 years of service as a director.

Brown thanked Stubbs for her service, saying, “On behalf of the board and Brown family, I would like to offer Dace our heartfelt thanks for the wisdom, engagement, and charm she has always brought into the board room.” Brown added that her service this past year marked the 50th consecutive year in which a member of the fourth generation of the Brown family has served on the company’s board. He thanked all members of the fourth generation for their strong continuing support, remarking that their “leadership, engagement, and stewardship have been instrumental in securing the long-term success of the company and the smooth transition from the fourth to fifth generation.”

In a subsequent meeting, the Board of Directors approved a regular quarterly cash dividend of 31½ cents per share on its Class A and Class B Common Stock. Stockholders of record on September 8, 2015, will receive the cash dividend on October 1, 2015. With this dividend, Brown-Forman will have paid regular quarterly cash dividends for 70 consecutive years and will have increased the regular cash dividend for 31 consecutive years.
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For more than 140 years, Brown-Forman Corporation has enriched the experience of life by responsibly building fine quality beverage alcohol brands, including Jack Daniel’s Tennessee Whiskey, Jack Daniel’s & Cola, Jack Daniel’s Tennessee Honey, Gentleman Jack, Jack Daniel’s Single Barrel, Finlandia, Southern Comfort, Korbel, el Jimador, Woodford Reserve, Canadian Mist, Herradura, New Mix, Sonoma-Cutrer, Early Times, and Chambord. Brown-Forman’s brands are supported by nearly 4,400 employees and sold in approximately 160 countries worldwide. For more information about the company, please visit http://www.brown-forman.com/.

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